Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc.; to the inclusion of our Report dated January 23, 2018, attached as Exhibit 99.1 to the Annual Report on Form 10‑K of Resolute Energy Corporation; and to the references to our audits of Resolute Energy Corporation's proved natural gas and oil reserves estimates as of December 31, 2017; December 31, 2016; and December 31, 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder
Executive Vice President

Dallas, Texas

March 12, 2018